CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated March 11, 2014, of Stream Flow Media, Inc. relating to the financial statements as of December 31, 2013 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

March 11, 2014